Exhibit 5.1

June 17, 2015

Energen Corporation

605 Richard Arrington Jr. Blvd. North

Birmingham, Alabama 35203-2707

Ladies and Gentlemen:

We have acted as counsel to Energen Corporation, an Alabama corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-3/ASR (File No. 333-203914) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) of the offer and sale by the Company of 6,555,000 shares (including 855,000 shares subject to the Underwriter’s (as defined below) option to purchase additional shares) (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), pursuant to the terms of an underwriting agreement, dated June 17, 2015 (the “Underwriting Agreement”), by and between the Company and Credit Suisse Securities (USA), LLC (the “Underwriter”).

We have examined originals or copies certified or otherwise identified to our satisfaction of (i) the Registration Statement, (ii) the prospectus supplement, dated June 17, 2015, and to be filed in substantially the same form with the Commission pursuant to Rule 424(b) on June 19, 2015, to the prospectus (as amended and supplemented by the prospectus supplement, the “Prospectus”) that constitutes a part of the Registration Statement, (iii) the restated certificate of incorporation, as amended (“Certificate of Incorporation”), and bylaws (“Bylaws”) of the Company, each as in effect as of the date hereof, (iv) certain resolutions and actions by written consent adopted by the Board of Directors (the “Board”) of the Company related to the offering of the Shares and related matters, (v) certain resolutions adopted by the pricing committee of the Board, and (vi) such other instruments, documents and records as we have deemed necessary and relevant for the purposes hereof. We have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In the course of such examinations and investigations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures on, and the authenticity of, all documents and records submitted to us as originals, the conformity to authentic original documents and records of all documents and records submitted to us as copies, and the truthfulness of all statements of fact contained therein. As to various questions of fact relevant to the opinion contained herein, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which we assume to be true, correct and complete and to remain so on the date hereof.

One Federal Place   1819 Fifth Avenue North Birmingham, AL 35203-2119   PHONE:205.521.8000   FAX:205.521.8800

Energen Corporation

June 17, 2015

In connection with this opinion letter, we have also assumed that: (i) all Shares will be offered and sold in compliance with applicable federal and state securities laws and in the manner stated in, and containing the terms set forth in, the Prospectus and the Registration Statement; (ii) the Underwriting Agreement has been duly authorized and validly executed and delivered by the Underwriter; and (iii) certificates representing the Shares will have been duly executed, countersigned, registered and delivered or, if uncertificated, valid book-entry notations for the issuance of the Shares will have been made in the share register of the Company, in each case in accordance with the provisions of the Company’s Certificate of Incorporation and Bylaws.

Our opinions set forth below are limited to the matters expressly set forth in this opinion letter. No opinion is to be implied or may be inferred beyond the matters expressly so stated. The opinions expressed herein are limited solely to matters involving the application of the laws of the State of Alabama, and we express no opinion with respect to the laws of any other jurisdiction. The opinions expressed herein concern only the effect of laws as now in effect and are rendered as of the date hereof. We undertake no, and hereby disclaim any, obligation to revise or supplement this opinion letter should such laws be changed by legislative action, judicial decision, or otherwise after the date of this opinion letter, or if we become aware of any facts that might change the opinions expressed herein after the date of this opinion letter.

Subject to the foregoing and the other matters set forth herein, we are of the opinion that, as of the date hereof, the Shares have been duly authorized and, when issued and paid for by the Underwriter as contemplated by the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report on Form 8-K of the Company dated on or about the date hereof, to the incorporation by reference of this opinion letter into the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Yours very truly,

/s/ Bradley Arant Boult Cummings LLP